Exhibit 99.1

GCI, Inc. Announces Successful Completion of Consent Solicitation Related to Senior Notes

ANCHORAGE, AK (April 26, 2017) — General Communication, Inc. (“GCI”) announced today that its wholly owned subsidiary, GCI, Inc. (the “Issuer”), has completed the previously announced solicitation of consents (the “Consent Solicitation”) from the holders of its outstanding  6.75% Senior Notes due 2021 (“6.75% Senior Notes”) and 6.875% Senior Notes due 2025 (“6.875% Senior Notes” and together with the 6.75% Senior Notes, the “Notes”) to effect certain amendments to the indentures governing the Notes (the “Indentures”), as described below, upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated April 12, 2017 (the “Statement”), and the related Letter of Consent.

As announced on April 4, 2017, GCI, Liberty Interactive Corporation (“Liberty Interactive”) and Liberty Interactive LLC, a wholly owned subsidiary of Liberty Interactive, have entered into an Agreement and Plan of Reorganization Agreement pursuant to which, through a series of transactions (the “Reorganization Transactions”), Liberty Interactive would acquire GCI, combine GCI with Liberty Interactive’s Liberty Ventures tracking stock group (“Liberty Ventures”) and effect a split-off of Liberty Interactive’s interest in the combined company, to be called GCI Liberty.

The primary purpose of the Consent Solicitation is to amend the Indentures to do the following (the “Proposed Amendments”): (i) permit the Issuer to be a Delaware limited liability company rather than a corporation as currently required under the Indentures, which would be effected through the merger of the Issuer with and into a new wholly owned limited liability company subsidiary of GCI, (ii) result in the Reorganization Transactions not constituting a “Change of Control” requiring the Issuer to make an offer to repurchase the Notes at 101% of principal amount plus accrued and unpaid interest, and (iii) provide less restrictive covenants than those set forth in the Indentures with respect to certain actions the Issuer and certain of its subsidiaries holding the Liberty Ventures businesses, assets and liabilities contributed by Liberty Interactive to GCI as part of the Reorganization Transactions.  The existing covenants in the Indentures would continue to apply to all of the Issuer’s subsidiaries that are currently designated as “Restricted Subsidiaries.”

As of the expiration date of the Consent Solicitation at 5:00 p.m., New York City time, on Monday, April 24, 2017 (the “Expiration Date”), the Issuer received consents from holders of: (a) $312,418,000 in aggregate principal amount of the 6.75% Senior Notes, representing 96.13% of the total principal amount outstanding of the 6.75% Senior Notes, and (b) $443,538,000 in aggregate principal amount of the 6.875% Senior Notes, representing 98.56% of the total principal amount outstanding of the 6.875% Senior Notes.  The consent of holders of at least a majority in aggregate principal amount of a series of Notes then outstanding was required to approve the Proposed Amendment with respect to that series of Notes.  On April 26, 2017, the Issuer paid to the tabulation agent for the benefit of registered holders of Notes

(“Noteholders”) as of the record date for the Consent Solicitation that validly delivered (and did not validly revoke) a properly completed letter of consent  (a “Consent”) on or prior to the Expiration Date (x) with respect to the Proposed Amendment relating to the 6.75% Senior Notes, an aggregate consent fee of $812,500 payable to the holders of 6.75% Senior Notes, on a pro rata basis, who validly delivered (and did not validly revoke) a properly completed Consent and (y) with respect to the Proposed Amendment relating to the 6.875% Senior Notes, an aggregate consent fee of $1,125,000 payable to the holders of 6.875% Senior Notes, on a pro rata basis, who validly delivered (and did not validly revoke) a properly completed Consent.   The Proposed Amendments will be effected by supplemental indentures to the Indentures.

J.P. Morgan Securities LLC was solicitation agent for the Consent Solicitation and Ipreo LLC was information agent and tabulation and paying agent for the Consent Solicitation.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE EITHER AN OFFER TO SELL NOR A SOLICITATION OF CONSENTS OR AN OFFER TO BUY OR SELL ANY SECURITY IN ANY JURISDICTION.

Media contact

Heather Handyside, GCI

907-301-3481, hhandyside@gci.com

Forward-Looking Statement Disclosure

This press release includes certain forward-looking statements, including statements about the proposed acquisition of GCI by Liberty Interactive and the proposed split-off of Liberty Interactive’s interest in GCI Liberty (the “proposed split-off” and together with the proposed acquisition of GCI, the “proposed transactions”) and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed transactions and the Consent Solicitation. These forward-looking statements speak only as of the date of this press release, and GCI expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI, including the most recent Form 10-K, for additional information about GCI and about the risks and uncertainties related to the business of GCI which may affect the statements made in this press release.